Exhibit 99.1

Rimage Reports Third Quarter Sales and Earnings

Minneapolis, MN—October 21, 2009—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the third quarter of 2009 ended September 30.

•	Sales totaled $22,365,000, compared to $25,210,000 in the third quarter of 2008.
•	Net income came to $3,109,000 or $0.33 per diluted share, compared to $4,006,000 or $0.42 per diluted share in the year-earlier period.
•

Reflecting the cash-generating ability of Rimage’s business, cash and investments rose to $107,323,000 at September 30, 2009, from $104,414,000 at June 30, 2009 and $95,402,000 at the beginning of this year.

Bernard P. (Bernie) Aldrich, chief executive officer, commented: “Rimage has remained a solidly profitable, cash-generator throughout this steep recession, and our third quarter sales and earnings exceeded our internal forecasts. Our third quarter performance benefited from an increased gross margin stemming primarily from the continued favorable impact of reduced service-related costs associated with improvements to our products and from the actions we had previously taken to streamline our expense structure. Producer Series sales into the U.S. government market were robust in the third quarter, increasing 21% from the year-earlier period. These systems were deployed in a variety of applications, including digital forensics at Homeland Security and other federal agencies, tape-to-disc video conversion for training and public affairs, and data archiving utilizing Blu-ray technology. We also are encouraged by the 66% increase in equipment sales generated by our Asia operation. In this growing and under-penetrated geographic market, Rimage recorded strong wins in medical imaging and other traditional applications. All in all, our business development investments in Asia are paying handsome dividends.”

Aldrich added: “We believe it is prudent to remain guarded about our near-term prospects, since challenging economic conditions are continuing to affect the purchasing decisions of many customers, both in North America and overseas. For this reason, we expect fourth quarter sales to be at or near the third quarter level. Fourth quarter earnings will be affected by an increase of approximately $1 million of R&D spending for a strategic new product.”

Sherman L. Black, president and chief operating officer, said: “We are continuing to move ahead with a number of coordinated initiatives aimed at strengthening Rimage’s core business. Our efforts are focused on developing new strategies for our products, our sales channel, our global service offerings and our supply chain. These initiatives, which we intend to begin implementing in 2010, also will position Rimage to effectively pursue opportunities that fall within the scope of our traditional competencies.”

Black continued: “Moreover, we are starting the process of evaluating potential opportunities that are adjacent or complementary to our core business. Samir Mittal, Rimage’s new chief technology officer, is playing a key role in identifying new areas that we could pursue through internal development or an acquisition.”

Financial Review

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, decreased 14% in this year’s third quarter in comparison to the year-earlier period and accounted for 57% of sales, compared to 59% in the third quarter of 2008. The decline in sales of recurring revenues reflects the impact of the recession on sales of disc publishing hardware and on the utilization of our installed base in retail and other applications.

International sales declined 10% in this year’s third quarter, due primarily to the impact of the weak economy on Rimage’s European operation. As previously noted, sales in the Asia/Pacific market were strongly higher during this period. International sales accounted for 35% of total third quarter sales, unchanged from the year-earlier period.

Working capital totaled $95.0 million at the end of the third quarter, up from $89.8 million at the end of the second quarter and $62.1 million at the end of 2008. Rimage’s balance sheet is debt-free, while stockholders’ equity increased to $116.6 million at September 30, 2009 from $112.8 million at June 30, 2009 and $109.0 million at December 31, 2008.

About Rimage

Rimage Corporation is the world’s leading provider of on-demand digital publishing systems that businesses and organizations use to quickly and easily produce CDs, DVDs and Blu-ray discs with customized content and durable color or monochrome disc labeling. Our systems integrate software, robotics and surface label printers into a complete disc publishing solution that typically is designed into OEM equipment as its digital output solution. Major markets for Rimage’s disc publishing systems include retail, medical, business services and government.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

#   #   #

For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Sherman L. Black, President and COO	Equity Market Partners
Robert M. Wolf, CFO	904/415-1415
Rimage Corporation
952/944-8144

Conference Call and Replay

Rimage Corporation will review its third quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available at 303-590-3030 with the 4172599 conference ID through October 28. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues	$22,365	$25,210	$60,541	$70,645
Cost of revenues	11,268	13,233	31,691	39,077
Gross profit	11,097	11,977	28,850	31,568
Operating expenses:
Research and development	1,514	1,227	4,990	4,091
Selling, general and administrative	5,009	5,225	15,499	17,535
Total operating expenses	6,523	6,452	20,489	21,626
Operating income	4,574	5,525	8,361	9,942
Other income, net	310	711	1,643	2,080
Income before income taxes	4,884	6,236	10,004	12,022
Income tax expense	1,775	2,230	3,737	4,303
Net income	3,109	4,006	6,267	7,719

Net income per basic share	$0.33	$0.42	$.67	$.80

Net income per diluted share	$0.33	$0.42	$.66	$.79
Basic weighted average shares outstanding	9,376	9,470	9,364	9,632
Diluted weighted average shares outstanding	9,564	9,595	9,494	9,820

Consolidated Balance Sheet Information:
	Balance as of
	September 30, 2009	December 31, 2008

Cash and marketable securities	$90,560	$54,755
Receivables	14,448	11,099
Inventories	4,120	5,625
Total current assets	110,834	74,151
Property and equipment, net	5,517	6,183
Marketable securities – non-current	16,763	40,647
Total assets	135,571	123,456
Current liabilities	15,858	12,010
Long-term liabilities	3,127	2,398
Stockholders’ equity	116,586	109,048